As filed with the Securities and Exchange Commission on May 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ArthroCare Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-31808312

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

680 Vaqueros Avenue

Sunnyvale, California 94085

(Address of Principal Executive Offices including Zip Code)

ArthroCare Corp. Incentive Stock Plan

ArthroCare Corp. Director Option Plan

ArthroCare Corp. Nonstatutory Option Plan

(Full Title of the Plans)

Michael A. Baker

President and Chief Executive Officer

ArthroCare Corp.

680 Vaqueros Avenue

Sunnyvale, California 94085

(408) 736-0224

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Common Stock, par value $.001 per share (3)	2,050,000 (4)	$14.23	$29,168,338.08	$2,360

(1)	Pursuant to Rule 416, this Registration Statement shall also cover a presently indeterminate number of additional shares of the Registrant’s Common Stock that may become issuable as a result of anti-dilution adjustments deemed necessary or equitable by the Board of Directors of the Registrant upon stock splits, stock dividends or other similar changes in capitalization.
(2)	Based on the weighted-average offering price of (i) 1,557,214 shares reserved for issuance at a weighted-average exercise price of $12.30 and (ii) 642,786 shares with an offering price of $15.58, estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high ($15.99) and low ($15.17) prices for the Registrant’s Common Stock as reported on the Nasdaq National Market on May 8, 2003.
(3)	Each share of Common Stock being registered hereunder, if issued prior to the termination by the Company of its Stockholder’s Rights Agreement, will include a Preferred Share Purchase Right. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be exercisable or evidenced separately from the Common Stock.
(4)	Includes 250,000 shares available for issuance under the Incentive Stock Plan, 100,000 shares available for issuance under the Director Option Plan, and 1,700,000 shares available for issuance under the Nonstatutory Option Plan.

Proposed sale to take place as soon after the effective date of the Registration Statement as options or stock purchase rights granted under the Incentive Stock Plan, the Director Option Plan or the Nonstatutory Option Plan are exercised.

PART I

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

On June 19, 1996, the Registrant filed with the SEC a Registration Statement on Form S-8 relating to shares of common stock to be offered and sold under the Incentive Stock Plan (also called the “1993 Stock Plan”) and the Director Option Plan (File No. 333-06297). On July 17, 1998, the Registrant filed with the SEC a Registration Statement on Form S-8 relating to additional shares of common stock to be offered and sold under the Incentive Stock Plan (File No. 333-59379). On August 8, 2000, the Registrant filed with the SEC a Registration Statement on Form S-8 relating to additional shares of common stock to be offered and sold under the Incentive Stock Plan and the Director Option Plan (File No. 333-43296). On February 27, 2001, the Registrant filed with the SEC a Registration Statement on Form S-8 relating to shares of common stock to be offered and sold under the Nonstatutory Option Plan (File No. 333-56284). On June 1, 2001, the Registrant filed with the SEC a Registration Statement on Form S-8 relating to additional shares of common stock to be offered and sold under the Nonstatutory Option Plan (File No. 333-62130). Pursuant to General Instruction E of Form S-8, the contents of such Registration Statements are hereby incorporated into this Registration Statement by reference to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

Item 8.    Exhibits

See Index to Exhibits on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 9, 2003.

ARTHROCARE CORP.

By:	/s/ MICHAEL A. BAKER
Michael A. Baker, President and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael A. Baker and Fernando Sanchez, and each of them, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he/she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ MICHAEL A. BAKER Michael A. Baker	President, Chief Executive Officer (Principal Executive Officer) and Director	May 9, 2003

/s/ FERNANDO SANCHEZ Fernando Sanchez	Senior Vice-President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2003

/s/ ANNETTE J. CAMPBELL-WHITE Annette J. Campbell-White	Director	May 9, 2003

/s/ DAVID F. FITZGERALD David F. Fitzgerald	Director	May 9, 2003

/s/ JAMES G. FOSTER James G. Foster	Director	May 9, 2003

/s/ TORD B. LENDAU Tord B. Lendau	Director	May 9, 2003

/s/ JERRY P. WIDMAN Jerry P. Widman	Director	May 9, 2003

/s/ PETER L. WILSON Peter L. Wilson	Director	May 9, 2003

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INDEX TO EXHIBITS

EXHIBIT

4.1(1)	Incentive Stock Plan

4.2(2)	Amendment to the 1993 Incentive Plan

4.3(3)	Director Option Plan

4.4(4)	Amendment to the 1995 Director Option Plan

4.5	Amended and Restated Nonstatutory Option Plan

5.1	Opinion of Latham & Watkins

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Latham & Watkins (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

(1)	Incorporated by reference to Exhibit 10.2 the Company’s Registration Statement on Form S-1 (File No. 333-80453).
(2)	Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-43296) filed with the Securities and Exchange Commission on August 8, 2000.
(3)	Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-80453.
(4)	Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (File No. 333-43296) filed with the Securities and Exchange Commission on August 8, 2000.

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